Exhibit 99.1

For Immediate Release	Contact: Dan Kelly
April 27, 2006	(919) 774-6700

THE PANTRY ANNOUNCES RECORD SECOND QUARTER FINANCIAL RESULTS

Sanford, North Carolina, April 27, 2006 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its second fiscal quarter ended March 30, 2006.

Total revenues for the quarter were approximately $1.3 billion, a 39.1% increase from last year’s second quarter. Net income was $9.2 million, or $0.39 per share on a diluted basis, more than double net income a year ago of $3.3 million, or $0.16 per share.

Merchandise revenues for the quarter were up 13.6% overall and 5.4% on a comparable store basis. The merchandise gross margin was 37.6%, a 40 basis-point improvement from 37.2% a year ago. Total merchandise gross profits rose 15.0%, to $121.5 million, and accounted for approximately 72% of total gross profits.

Gasoline gallons sold increased 23.7% overall and 4.0% in comparable stores. Total gasoline revenues rose 50.1%, in part due to a 21.5% increase in the average retail price per gallon, to $2.32. The gross margin per gallon was 11.1 cents, compared with 9.9 cents a year ago. Gasoline gross profits for the quarter totaled $47.3 million, a 38.8% increase from last year’s second quarter.

Chairman and Chief Executive Officer Peter J. Sodini said, “We are very pleased with these results during what has historically been a seasonally weak quarter. The solid increases in comparable store merchandise sales and gasoline gallons sold were achieved on top of increases of approximately 7% for both merchandise and gasoline gallons in last year’s second quarter. In addition, this year’s gains were achieved in spite of a shift in the timing of Easter week – a strong sales period for our stores – from the second fiscal quarter a year ago to the third quarter this year. We believe these results reflect the cumulative benefits from our store conversion and rebranding programs, our continued focus on higher-margin food service and private label products, and the successful integration of strategic acquisitions completed over the past year.”

During the second quarter, the Company completed two acquisitions involving a total of 58 convenience stores in Mississippi, Louisiana and North Carolina. In addition, the Company acquired four stores in single store transactions and completed development of two new stores during the fiscal year. The Company also announced a definitive agreement to acquire Shop-A-Snak Food Mart, Inc., which operates 38 stores in Alabama. That transaction is expected to close in the third fiscal quarter.

For the first six months of fiscal 2006, net income was $42.2 million, or $1.84 per share, compared with $15.8 million, or $0.74 per share, in the corresponding period a year ago. Results for the first half of the current year include approximately $0.05 per share in expenses related to the Company’s refinancing of its credit facilities in the first quarter and $0.04 per share for expensing of stock options. EBITDA for the first six months of fiscal 2006 was $135.2 million, a 60.8% increase from a year ago.

Mr. Sodini concluded, “Given our excellent results for the first half, and the completion of two additional accretive acquisitions during the second quarter, we now estimate that our earnings per share for fiscal 2006 are likely to fall in a range between $3.15 and $3.25, a $0.20 increase from our previous expectations. This guidance range does not include any pending or future acquisitions or new store openings. Longer term, with our leading market positions across the Southeast, the region’s strong demographic trends, and our substantial cash flow and available financial resources, we believe The Pantry is well-positioned to continue driving growth both organically and through strategic acquisitions.”

Conference Call

Interested parties are invited to listen to the fourth quarter earnings conference call scheduled for Thursday, April 27, 2006 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until May 4, 2006.

Use of Non-GAAP Measures

EBITDA is defined by us as net income before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our operating performance and historical ability to service debt and because we believe investors find this information useful because it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined by us may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of March 30, 2006, the Company operated 1,458 stores in eleven states under select banners including Kangaroo Express(SM), our primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise, and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of April 27, 2006. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin and comparable store data and store count)

	Quarter Ended		Six Months Ended
	March 30, 2006	March 31, 2005	March 30, 2006	March 31, 2005
	(13 weeks)	(13 weeks)	(26 weeks)	(26 weeks)
Revenues:
Merchandise	$323,004	$284,289	$639,652	$571,356
Gasoline	992,742	661,471	1,991,417	1,315,947

Total revenues	1,315,746	945,760	2,631,069	1,887,303

Cost of sales:
Merchandise	201,459	178,557	399,370	361,532
Gasoline	945,395	627,351	1,857,486	1,231,940

Total cost of sales	1,146,854	805,908	2,256,856	1,593,472
Gross profit	168,892	139,852	374,213	293,831

Operating expenses:
Operating, general and administrative	123,572	105,636	241,900	210,812
Depreciation and amortization	17,468	15,414	34,705	31,000

Total operating expenses	141,040	121,050	276,605	241,812

Income from operations	27,852	18,802	97,608	52,019

Other income (expense):
Loss on extinguishment of debt	—	—	(1,832)	—
Interest expense	(14,413)	(14,052)	(28,846)	(27,464)
Miscellaneous	1,712	682	2,915	1,104

Total other expense	(12,701)	(13,370)	(27,763)	(26,360)
Income before income taxes	15,151	5,432	69,845	25,659

Income tax expense	(5,954)	(2,091)	(27,677)	(9,878)

Net income	$9,197	$3,341	$42,168	$15,781

Earnings per share:
Net income per diluted share	$0.39	$0.16	$1.84	$0.74
Diluted shares outstanding	23,377	21,520	22,912	21,302

Selected financial data:
EBITDA	$47,032	$34,898	$135,228	$84,123
Merchandise gross profit	$121,545	$105,732	$240,282	$209,824
Merchandise margin	37.6%	37.2%	37.6%	36.7%
Gasoline gallons	428,230	346,152	837,323	686,795
Gasoline gross profit	$47,347	$34,120	$133,931	$84,007
Gasoline margin per gallon (1)	$0.1106	$0.0986	$0.1600	$0.1223
Gasoline retail per gallon	$2.32	$1.91	$2.38	$1.92

Comparable store data:
Merchandise sales %	5.4%	6.6%	5.2%	6.2%
Gasoline gallons %	4.0%	7.7%	4.3%	5.9%

Number of stores:
End of period	1,458	1,345	1,458	1,345
Weighted-average store count	1,429	1,348	1,414	1,351

Notes:
(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 30, 2006	September 29, 2005
Assets
Cash and cash equivalents	$130,524	$111,472
Receivables, net	56,173	61,597
Inventories	125,538	125,348
Other current assets	19,894	24,868

Total current assets	332,129	323,285

Property and equipment, net	661,889	630,291
Goodwill, net	433,179	394,903
Other	45,763	39,687

Total assets	$1,472,960	$1,388,166

Liabilities and shareholders’ equity
Current maturities of long-term debt	$2,086	$16,045
Current maturities of lease finance obligations	2,986	2,872
Accounts payable	139,450	131,618
Other accrued liabilities	81,948	102,998

Total current liabilities	226,470	253,533

Long-term debt	603,259	539,328
Lease finance obligations	206,117	200,214
Deferred income taxes	65,164	64,848
Deferred revenue	30,470	27,385
Other	53,482	50,925
Total shareholders’ equity	287,998	251,933

Total liabilities and shareholders’ equity	$1,472,960	$1,388,166

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended		Six Months Ended
	March 30, 2006	March 30, 2005	March 30, 2006	March 30, 2005
EBITDA	$47,032	$34,898	$135,228	$84,123

Interest expense and loss on extinguishment of debt	(14,413)	(14,052)	(30,678)	(27,464)
Depreciation and amortization	(17,468)	(15,414)	(34,705)	(31,000)
Provision for income taxes	(5,954)	(2,091)	(27,677)	(9,878)

Net income	$9,197	$3,341	$42,168	$15,781